Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”), entered into on September 11, 2012, effective as of January 1, 2013 (the “Effective Date”), is by and among RoRo-Consult GmbH, a German limited liability company (“Consultant”), DYNAenergetics Holding GmbH, a German limited liability company (“DYNAenergetics”), and Dynamic Materials Corporation, a Delaware corporation (“DMC”).   Rolf Rospek (“Rospek”) is a party of this Agreement for purposes of Section 9, 10 and 12 only.

Recitals

A.            Effective December 31, 2012, Rolf Rospek is retiring as an employee of DYNAenergetics.  Rospek is currently a director of DMC and it is anticipated he will remain as such following December 31, 2012.

B.            Rolf Rospek, the owner of Consultant, has significant experience in certain key areas of strategic importance to DYNAenergetics and DMC.

C.            DYNAenergetics and DMC desire to secure the services of Rospek (through Consultant) for up to 60 days a year.

D.            The parties desire to enter into this Agreement whereby Consultant will provide certain services to DYNAenergetics and DMC on the terms and subject to the conditions set forth herein.

Agreement

In consideration of the foregoing and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Engagement.  DYNAenergetics and DMC hereby engage Consultant to provide (and to cause Rospek to provide) the services set forth in Section 3 below, and Consultant hereby accepts such engagement, on the terms and conditions set forth in this Agreement.

2.             Term of Agreement.  Subject to the terms and conditions hereof, the term of this Agreement shall be from the Effective Date through December 31, 2014, with the term to be extended automatically through December 31, 2015, unless either DMC or Consultant notify the other prior to July 1, 2014 that DMC or Consultant does not desire to extend the term.

3.             Services.  Consultant shall cause Rospek to provide the following services (collectively, the “Services”), as directed by the Chief Executive Officer of DMC:

(a)           General Strategic and Management Services.  Provide advice to DYNAenergetics senior management on strategy and budget development; review monthly financials and budget with the DYNAenergetics senior management team; and assist, under the direction of the Chief Executive Officer of DMC, on certain operational issues that may arise from time to time.  The parties agree that, in connection with the above-described general strategic and management services, Consultant shall focus on leadership and skill development of the DYNAenergetics senior management team as well as helping the Chief Executive Officer of DMC understand and analyze issues and opportunities in DYNAenergetics’ industry.

(b)           Russian Greenfield Project.  Oversee the successful development and implementation of the Russian Greenfield Project.  The parties agree that Consultant shall report to the Chief Executive Officer of DMC and DYNAenergetics’ senior management team on such project.

(c)           Other Strategic Projects.  Assist on other strategic projects and activities from time to time related to Rospek’s skills and background, as determined by the Chief Executive Officer of DMC.

4.             Devotion of Time.  Consultant shall cause Rospek to devote up to 60 days per year providing the Services.  For the avoidance of doubt, the parties acknowledge that such 60 days per year is exclusive of the days Rospek spends on his activities as a director of DMC.  Prior to the beginning of each quarter, Consultant and the Chief Executive Officer of DMC shall discuss the timing of the Services (including the number of days expected to be required) for the upcoming quarter.  The parties agree that, to the extent Rospek is required to travel in order to provide the Services, each full day (10 hours or more) of travel time shall be credited towards the 60 days per year standard.

5.             Compensation.  In consideration for the Services, Consultant shall be paid, for each calendar month during the term, a guaranteed amount equal to $USD 10,000 (the “Monthly Fee”).  The Monthly Fee shall be payable as follows: (a) 50% of the Monthly Fee shall be paid by DYNAenergetics in Euros, using the last business day of the applicable month for the Euro-USD exchange rate; and (b) 50% of the Monthly Fee shall be paid by DMC in U.S. dollars.  The portion of the Monthly Fee payable by DYNAenergetics is subject to VAT (Mwst) tax, which amount shall be payable by DYNAenergetics.  The Monthly Fee shall be paid within 15 days of the end of each calendar month during the term of this Agreement.

6.             Expenses; Travel; Equipment.  DYNAenergetics shall reimburse Consultant, in accordance with its expense reimbursement policies and procedures in effect from time to time, for all reasonable office and travel expenses actually paid or incurred by Consultant (or by Rospek on behalf of Consultant) in the course of and pursuant to the performance of the Services; provided, however, that neither Consultant nor Rospek shall be entitled to be reimbursed for the cost of any personal office space required in the course of and pursuant to the performance of the Services.  Rospek shall be entitled to air flight travel in Business Class and to rail travel in First Class or other equivalent classes of service.  All international travel by Consultant and Rospek in the performance of Services under this Agreement, shall require the prior approval of the Chief Executive Officer of DMC.  DYNAenergetics shall provide Consultant, at no cost, a computer, a BlackBerry telephone and an email address for use in connection with the Services.

7.             Termination.  This Agreement will terminate, without notice, (a) upon the institution by or against any party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of the party’s debts; (b) upon any party’s making an assignment for the benefit of creditors; (c) upon the death of Rospek; (d) upon the disability of

Rospek resulting in his inability to perform the Services for a period of at least 90 consecutive days; or (e) in the event a party materially breaches any material term, condition or representation of this Agreement or materially fails to perform any of its material obligations or undertakings hereunder, and fails to remedy such default within 30 days after being notified in writing by the non-breaching party of such breach or failure (or, if such breach or failure is not reasonably capable of being remedied within 30 days, fails to pursue such remedy to completion in good faith).  Prior to December 31, 2014, this Agreement may be terminated only for one of the reasons specified in the previous sentence.  Upon the termination or expiration of this Agreement, Consultant shall have no further rights hereunder except the right to receive the Monthly Fee for any period prior to such termination, the right to be paid for reimbursable expenses incurred prior to such termination and the right to any payment pursuant to Section 9.

8.             Independent Contractor Relationship.  Consultant shall serve as an independent contractor and neither Consultant nor Rospek shall be an employee of DYNAenergetics or DMC.  Without limiting the rights Rospek may possess by virtue of his status as a director of DMC, the parties acknowledge that neither Consultant nor Rospek shall be entitled, by virtue of this Agreement, to participate in any plan, arrangement or distribution of DYNAenergetics or DMC pertaining to or in connection with any pension, stock, bonus, profit sharing or other benefit extended to the employees of DYNAenergetics and DMC.  This Agreement shall not create a partnership, joint venture, agency or similar relationship between DYNAenergetics and/or DMC, on one hand, and Consultant and/or Rospek, on the other hand.  Neither DYNAenergetics nor DMC shall be required to withhold any amounts for state or federal income tax or for FICA taxes from sums becoming due to Consultant under this Agreement.  Consultant shall be free to utilize its time, energy and skill in such manner as is deemed advisable to the extent that it is not otherwise obligated under this Agreement.  The parties acknowledge that Consultant and Rospek may perform consulting or other services for other companies, so long as such services do not violate the terms of Section 9 of this Agreement.

9.             Non-Competition.

(a)           Non-Competition.  Neither Rospek nor Consultant shall work, as an employee, independently on a free-lance basis or in any other way, for third parties that are direct or indirect competitors of DYNAenergetics or DMC or their respective subsidiaries or affiliated companies (collectively, the “DMC Companies”) or third parties affiliated with such competitors of the DMC Companies during the term of this Agreement (the “Non-Competition Period”).  Furthermore, neither Rospek nor Consultant shall set up, buy or directly or indirectly hold shares in any such company during the Non-Competition Period.  The acquisition of less than 5% of the share capital in a publicly traded stock corporation acquired for investment purposes are excluded from this prohibition of competition.

(b)           Non-Solicitation.  During the Non-Competition Period, neither Rospek nor Consultant shall solicit or accept work from any customer of the DMC Companies, which has been a customer or prospective customer of any of the DMC Companies during the term of this Agreement.

10.          Confidential Information.  During the course of performing the Services, Consultant and Rospek will have access to confidential information of DMC and DYNAenergetics (the “Confidential Information”).   Consultant and Rospek shall hold in confidence and shall not disclose the Confidential Information to any person outside of the DMC

Companies.  Consultant and Rospek agree to use Confidential Information only for the purpose for which it was disclosed and shall not use or exploit such Confidential Information for their own benefit or the benefit of another.  Consultant and Rospek acknowledges that their obligation to keep this information confidential exists forever, and agrees not to disclose the confidential Information to any other person or entity.

11.          Representations and Warranties.

(a)           DYNAenergetics and DMC hereby represent and warrant, jointly and severally, to Consultant that, as of the date of this Agreement, each of DYNAenergetics and DMC has full legal right, power and authority to execute and deliver this Agreement and carry out the transactions contemplated hereby.

(b)           Consultant hereby represents and warrants to DYNAenergetics and DMC that, as of the date of this Agreement, it has full legal right, power and authority to execute and deliver this Agreement and carry out the transactions contemplated hereby, and it is free to enter into this Agreement and neither it nor Rospek has made, and it covenants that it will not make, and will cause Rospek not to make, any agreements in conflict with this Agreement, including any noncompete or similar agreements.

(c)           Consultant shall perform (and shall cause Rospek to perform) the Services in compliance with any and all applicable laws, in a workmanlike manner and with reasonable diligence and skill.

12.          Miscellaneous.

(a)           Acknowledgment.  Rospek hereby acknowledges and agrees that the Employment Agreement effect as of January 1, 2011 among DYNAenergetics, DMC and Rospek (the “Employment Agreement”) will continue until its termination by its terms on December 31, 2012 (the “Termination Date”) and there are no further obligations of DYNAenergetics or DMC to Rospek under Employment Agreement following the Termination Date other than with respect to payment for services provided by Rospek prior to the Termination Date.  DYNAenergetics and DMC acknowledge that there are no further obligations of Rospek to either DYNAenergetics of DMC under the Employment Agreement following the Termination Date.

(b)           Judicial Limitation.  If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair (i) the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement or (ii) the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement, and the parties shall replace the non-binding provision with another provision that is binding, in such a way that the new provision differs as little as possible from the non-binding provision, taking into account the object, the intent and the purpose of this Agreement.

(c)           Injunctive Relief.  In view of the nature of the rights in goodwill, business reputation and prospects of DYNAenergetics and DMC to be protected under this Agreement, Rospek and Consultant understand and agree that DYNAenergetics and DMC could not be reasonably or adequately compensated in damages in an action at law for Rospek’s or Consultant’s breach of their respective obligations hereunder.  Accordingly, each of Rospek and

Consultant specifically agrees that DYNAenergetics and DMC shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement and that such relief may be granted without the necessity of proving actual damages.  This provision with respect to injunctive relief shall not, however, diminish the right of DYNAenergetics and DMC to claim and recover damages in addition to injunctive relief.

(d)           Waiver.  The failure of DYNAenergetics and DMC to enforce at any time of the provisions of this Agreement or to require any performance by Rospek or Consultant of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of DYNAenergetics and DMC thereafter to enforce each and every provision in accordance with the terms of this Agreement.

(e)           Severability.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

(f)            Binding Effect.  This Agreement shall be binding upon the parties, their successors, executors and heirs.

(g)           Assignability.  Any claims by Consultant against DYNAenergetics or DMC, including for payment of compensation, contribution, benefit, etc., may not be pledged or assigned without the previous written consent of DYNAenergetics and DMC.  The assertion of any right of retention, right to refuse performance or set-off of claims with regard to any claim of DYNAenergetics or DMC shall be excluded to the fullest extent permitted by applicable law.

(h)           Entire Agreement.  This Agreement embodies the entire agreement and understanding of the parties hereto and supersedes all prior consulting agreements or understanding (whether written or oral) with respect to the subject matter hereof.

(i)            Governing Law and Venue.  The validity of this Agreement and any of its terms and provisions, as well as the rights and duties of the parties hereunder, shall be governed by the laws of the State of Colorado (without regard to its conflicts of law doctrines) and the exclusive venue for any action to enforce or to interpret this Agreement shall be, insofar as legally allowed, in a court of competent jurisdiction located in Denver, Colorado and each of the parties consent to the jurisdiction of such court in any such action or proceeding and waives any objection to venue laid therein.

(j)            Amendments.  This Agreement may not be amended, altered or modified other than by a written agreement between the parties hereto.

(k)           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof shall bear the signatures of all the parties indicated as the signatories hereto.

(l)            Notices.  All notices, requests, demands and other communications under this Agreement shall be given in writing and shall be served either personally, by facsimile or delivered by international delivery service and properly addressed to the parties as noticed herein.  Notice shall be deemed received upon the earliest of actual receipt, confirmed facsimile or three days following delivery pursuant to this section.

If to Consultant:

RoRo-Consult GmbH
Attn: Rolf Rospek
Oedesser Str. 5
31234 Edemissen
Germany
Facsimile:

If to Rospek:

Rolf Rospek
Plotennaag 3
31234 Edemissen
Germany
Facsimile:

If to DYNAenergetics:

DYNAenergetics Holding GmbH

Attn: Managing Director
Dr. Hermann-Fleck-Allee 8
D-57299 Burbach
Germany
Facsimile:

If to DMC:

Dynamic Materials Corporation
Attention: Chief Executive Officer
5405 Spine Road
Boulder, CO 80301
Facsimile:  +1 (303) 604-1897

(m)          Interpretation.  Each party has had the opportunity and has reviewed and revised this Agreement (and has had an opportunity to consult with counsel if desired) and, therefore, the rule of construction requiring that any ambiguity be resolved against the drafting party shall not be employed in the interpretation of this Agreement.  The section headings contained in this Agreement are for convenience and reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.

(n)           Survival.  Notwithstanding the termination or expiration of this Agreement, Sections 10 and 12 shall survive such termination or expiration and remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Consulting Agreement effective as of the Effective Date.

RoRo-Consult GmbH

By:	/s/ Rolf Rospek
Rolf Rospek

DYNAenergetics Holding GmbH

By:	/s/ Patrick Xylander
Patrick Xylander, Managing Director

Dynamic Materials Corporation

By:	/s/ Kevin Longe
Kevin Longe, Chief Operating Officer

For purposes of Sections 9, 10 and 12:

/s/ Rolf Rospek
Rolf Rospek